Exhibit 99.1

News Release

STREAMLINE HEALTH NAMES ‘TEE’ GREEN, FORMER CEO OF GREENWAY MEDICAL HEALTH TO ITS BOARD OF DIRECTORS

Atlanta, GA — August 7, 2018 — Streamline Health Solutions, Inc. (NASDAQ: STRM), provider of integrated solutions, technology-enabled services and analytics supporting revenue cycle optimization for healthcare enterprises, today announced the board of directors appointed Wyche T. “Tee” Green, III to the Board effective immediately.

Mr. Green, 46, is the former Chief Executive Officer and Executive Chairman, and a co-founder, of Greenway Medical Health, an electronic health record and practice management based in Carrollton, Georgia.  Mr. Green served in leadership roles at Greenway since 1998 and was responsible for leading the Company’s strategic direction while managing the sales, marketing and business development teams. Currently he is the Chairman and Chief Executive Officer of Greenway Unlimited, an investment company that he founded in 2013.

Upon joining the Board, Mr. Green will be leading a comprehensive review of strategy and operations of the Company with a focus on identifying additional growth opportunities for the Company.

“We are very pleased to have a successful business leader like Tee Green join the Streamline Health board,” stated Jon Phillips, Chairman of the Board, Streamline Health. “Given Tee’s tenure at Greenway Medical and his deep industry expertise, we look forward to benefiting from his leadership, experience and relationships, specifically related to identifying and pursuing additional growth opportunities for the Company.”

“Having gotten to know the Company better as a consultant to them during the course of this year, I have seen numerous areas of opportunity that excite me,” stated Tee Green, Chairman and Chief Executive Officer, Greenway Unlimited. “I look forward to taking a more active role in the Company’s strategy, business development and operations.”

The Company believes Mr. Green’s qualifications to serve on the board of directors include his experience as a software executive, his knowledge of the industry and his ability to bring a new perspective to the Board.

In addition, Michael K. Kaplan and Michael G. Valentine, both members of the Board, have informed the Company that they will serve the remainder of their terms, which expire at the Company’s next annual meeting of stockholders, but will not stand for re-election at that meeting.

About Streamline Health

Streamline Health Solutions, Inc. (NASDAQ: STRM) is a healthcare industry leader in capturing, aggregating, and translating enterprise data into knowledge — producing actionable insights that

support revenue cycle optimization for healthcare enterprises.   We deliver integrated solutions, technology-enabled services and analytics that empower providers to drive revenue integrity in a value-based world. We share a common calling and commitment to advance the quality of life and the quality of healthcare — for society, our clients, the communities they serve, and the individual patient. For more information, please visit our website at www.streamlinehealth.net.

Company Contact:

Randy Salisbury

SVP, Chief Marketing Officer

(404) 229-4242

randy.salisbury@streamlinehealth.net